840 Putnam Global Utilities Fund, as of August 31, 2013 annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1 (000s omitted)

Class A	4,831
Class B	100
Class C	62
Class M	25

72DD2 (000s omitted)

Class R	29
Class Y	84

73A1

Class A	0.268
Class B	0.188
Class C	0.189
Class M	0.213

73A2

Class R	0.242
Class Y	0.296

74U1 (000s omitted)

Class A	17,022
Class B	479
Class C	340
Class M	114

74U2 (000s omitted)

Class R	122
Class Y	318

74V1

Class A	11.08
Class B	11.04
Class C	10.99
Class M	11.07

74V2

Class R	11.04
Class Y	11.08
Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.